Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-159741, 333-159741-01, 333-159741-02, 333-159741-03 on Form F-3 of our report dated July 16, 2010, relating to the statement of assets acquired and liabilities assumed by Union Bank, N.A. (a wholly owned subsidiary of UnionBanCal Corporation), pursuant to the Purchase and Assumption Agreement, dated April 30, 2010, which report appears in the April 30, 2010 Current Report on Form 8-K/A of UnionBanCal Corporation.

/s/ Deloitte & Touche LLP

San Francisco, California

July 16, 2010